Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SECOND QUARTER 2009 RESULTS

WEST SPRINGFIELD, MA—July 17, 2009—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $560,000, or $0.04 per diluted share, for the second quarter of 2009 compared to net income of $2.0 million, or $0.12 per diluted share, for the corresponding period in 2008.  Current period results include non-deductible expenses totaling $1.2 million related to the acquisition of Commonwealth National Bank and a special FDIC insurance assessment of $538,000 ($312,000 net of taxes).  Excluding these items, net income would have been $2.0 million, or $0.13 per diluted share.  The results for the 2009 period also reflect gains of $461,000 from sales of securities and $238,000 from sales of loans, offset in part by lower net interest income and higher non-interest expenses.  For the six months ended June 30, 2009, the Company’s net income was $2.7 million, or $0.17 per diluted share, compared to net income of $4.0 million or $0.24 per diluted share, for the same period in 2008.   Excluding the acquisition-related expenses and the after-tax impact of the special FDIC insurance assessment, net income would have been $4.2 million, or $0.27 per diluted share. The Company announced a quarterly cash dividend of $0.07 per share, payable on August 28, 2009 to shareholders of record as of August 7, 2009.

Total assets declined $24.5 million, or 1.9%, to $1.24 billion at June 30, 2009, from $1.26 billion at December 31, 2008, mainly due to sales of mortgage-backed securities totaling $23.9 million and sales of residential mortgages totaling $29.5 million, partially offset by $22.7 million growth in commercial mortgages and an increase of $9.5 million in excess cash on deposit at the Federal Home Loan Bank.  As part of our investment strategy, under an accelerated prepayment speed environment, we sold $23.9 million of mortgage-backed securities to realize gains on longer-duration, higher-coupon securities. We also elected to sell $29.5 million of historically lower-coupon, long-term, fixed-rate residential mortgages in accordance with an asset liability management strategy.  A portion of the cash flows received from the sales of loans and investment securities was used to pay down Federal Home Loan Bank advances and to fund the repurchase of 1,262,438 shares of the Company’s common stock at a total cost of $17.0 million.  Total deposits increased $32.9 million, or 4.2%, to $815.5 million at June 30, 2009 from $782.6 million at December 31, 2008 reflecting growth of $50.2 million, or 12.3%, in core account balances, partially offset by runoff in certificates of deposit.

Federal Home Loan Bank advances decreased $47.5 million, or 22.8%, to $161.1 million at June 30, 2009 from $208.6 million at December 31, 2008 largely attributable to the use of proceeds from sales of investment securities and loans to pay down short-term borrowings.  Total shareholders’ equity declined $14.1 million, or 6.2%, to $213.6 million at June 30, 2009 from $227.7 million at December 31, 2008 due to share repurchases totaling $17.0 million, somewhat offset by net income of $2.7 million.  At June 30, 2009, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and access to funding through the repurchase agreement and brokered deposit markets.  The Company’s balance sheet is also supported by a strong capital position, with an equity-to-assets ratio of 17.3% at June 30, 2009.

“We recently announced an exciting expansion into the Worcester County market with the pending acquisition of Commonwealth National Bank”, commented Richard B. Collins, President and Chief Executive Officer.  “In connection with the execution of a merger agreement with Commonwealth we incurred costs totaling $1.2 million, which along with the special FDIC assessment, resulted in a decrease in reported earnings.  Given the challenging economic conditions, we continue to be pleased with our overall performance, which reflects our success in attracting and retaining core loan and deposit relationships, effectively managing credit and interest rate risks and maintaining a healthy balance sheet, significant liquidity and a substantial capital base.”

Financial Highlights:

•
Total investment securities decreased $35.6 million, or 11.3%, to $281.1 million at June 30, 2009 from $316.7 million at December 31, 2008 reflecting sales of $23.9 million in mortgage-backed securities, and to a lesser extent, prepayments and normal amortization of the mortgage-backed securities portfolio. At June 30, 2009, approximately 95% of the available-for-sale investment portfolio consisted of mortgage-backed and debt securities issued by government-sponsored enterprises.

•
Total loans decreased $3.9 million, or 0.4%, to $866.4 million at June 30, 2009 from $870.3 million at December 31, 2008 reflecting the sale of $29.5 million of lower-coupon, fixed-rate residential mortgages, partially offset by $22.7 million, or 9.1% growth in commercial mortgages.  All other segments of our loan portfolio were affected by prepayments and slower origination volume.

•
Non-performing assets totaled $6.0 million, or 0.48% of total assets, at June 30, 2009 compared to $5.8 million, or 0.46% of total assets, at December 31, 2008. The portfolio has not been affected by loans to sub-prime borrowers since the Company has not underwritten residential mortgage and other consumer loans targeted to this segment of the market.

•
At June 30, 2009, the ratio of the allowance for loan losses to total loans was 1.03% and the ratio of the allowance for loan losses to non-performing loans was 167.9%.  For the six months ended June 30, 2009, net charge-offs totaled $503,000 or 0.12% of average loans outstanding on an annualized basis.

•
Total deposits increased $32.9 million, or 4.2%, to $815.5 million at June 30, 2009 compared to $782.6 million at December 31, 2008 reflecting growth in core account balances and lower certificate of deposit balances.  Core deposit balances grew $50.2 million, or 12.3%, to $457.0 million at June 30, 2009 from $406.8 million at December 31, 2008 mainly due to competitive products and pricing, excellent customer service and targeted promotion activities.

•
Net interest income decreased $365,000, or 3.7%, to $9.5 million for the second quarter of 2009 from the same period in 2008 as a result of net interest margin contraction, partially offset by growth in average interest-earning assets.  Net interest margin decreased 19 basis points to 3.27% for the three months ended June 30, 2009 from the same period in 2008 reflecting a decrease of 37 basis points in the yield on loans driven by a substantial amount of loan refinancing activity and the lower interest rate environment, an increase in funds held in lower-yielding cash equivalents, the elimination of the FHLB stock dividend beginning with the fourth quarter 2008 payment, and the cost to fund share repurchases for the first six months of 2009.  These items were partially offset by a decrease of 39 basis points in the average rate paid on interest-bearing liabilities.  Average interest-earning assets expanded $21.9 million, or 1.9%, to $1.2 billion, mainly due to loan growth.

•
Non-interest income increased $1.0 million, or 64.9%, to $2.6 million for the three months ended June 30, 2009 due to gains on sales of loans and securities totaling $699,000 and increase of $245,000 in income from bank-owned life insurance. The increase in income from bank-owned life insurance reflects the purchase of an additional $20.0 million of insurance in November of 2008.

•
Non-interest expenses grew $2.5 million, or 32.8%, to $10.0 million for the second quarter of 2009 from $7.6 million in the same period last year.  Current period expenses include acquisition-related costs totaling $1.2 million and a special FDIC insurance assessment of $538,000. Excluding these items, total non-interest expenses would have been $8.3 million, $781,000 or 10.3% higher than the same period last year.  Salaries and benefits increased $416,000, or 9.9%, reflecting an increase in stock-based compensation as a result of stock options and restricted stock granted in the second quarter of 2008, annual wage increases, and staffing costs related to new branches opened in 2008 and 2009.  Occupancy costs increased $63,000, or 10.9%, primarily due to new branches. In addition to the $538,000 special assessment, the FDIC insurance assessment would have increased $188,000 in connection with higher premiums that became effective in 2009. Other expenses expanded by $236,000 due to the prior year reversal of $92,000 in IRS- related interest, which was accrued in the first quarter of 2008, and an increase of $69,000 in equipment depreciation and maintenance costs.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 16 full service branch offices and two express drive-up branches located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except par value amounts)

	June 30,	December 31,	June 30,
Assets	2009	2008	2008
	(unaudited)	(audited)	(unaudited)

Cash and cash equivalents	$23,101	$13,572	$17,118
Short-term investments	1,086	1,071	1,055
Investment securities	281,065	316,697	296,287

Loans:
Residential mortgages	331,855	356,428	357,103
Commercial mortgages	271,186	248,457	232,669
Construction loans	36,260	32,082	37,312
Commercial loans	81,731	84,919	83,918
Home equity loans	120,009	120,724	117,422
Consumer loans	25,381	27,666	29,610
Total loans	866,422	870,276	858,034

Net deferred loan costs and fees	2,158	2,395	2,285
Allowance for loan losses	(8,962)	(8,250)	(8,162)
Loans, net	859,618	864,421	852,157

Federal Home Loan Bank of Boston stock, at cost	12,223	12,223	10,257
Other real estate owned	644	998	630
Premises and equipment, net	14,171	12,125	12,087
Bank-owned life insurance	27,790	27,173	6,945
Other assets	18,968	14,854	17,670

Total assets	$1,238,666	$1,263,134	$1,214,206

Liabilities and Stockholders' Equity

Deposits:
Demand	$113,699	$114,178	$111,815
NOW	35,082	32,390	38,783
Savings	122,182	99,492	88,230
Money market	185,998	160,736	167,115
Certificates of deposit	358,588	375,867	368,764
Total deposits	815,549	782,663	774,707

Federal Home Loan Bank of Boston advances	161,105	208,564	190,389
Repurchase agreements	33,146	28,042	8,963
Escrow funds held for borrowers	1,826	1,667	1,324
Due to broker	-	-	2,829
Capitalized lease obligations	5,204	3,129	3,169
Accrued expenses and other liabilities	8,221	11,355	6,199
Total liabilities	1,025,051	1,035,420	987,580

Stockholders' Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares;
none issued	-	-	-
Common stock, par value $0.01 per share; authorized 100,000,000 shares;
shares issued: 17,763,747 at June 30, 2009, December 31, 2008 and
June 30, 2008	178	178	178
Additional paid-in capital	165,759	164,358	166,171
Retained earnings	76,417	75,888	74,858
Unearned compensation	(11,786)	(12,144)	(12,486)
Accumulated other comprehensive income (loss), net of taxes	3,577	2,931	(2,095)
Treasury stock, at cost (1,523,838 shares at June 30, 2009 and 261,798
shares at December 31, 2008)	(20,530)	(3,497)	-
Total stockholders' equity	213,615	227,714	226,626

Total liabilities and stockholders' equity	$1,238,666	$1,263,134	$1,214,206

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$11,721	$12,295	$23,772	$24,842
Investments	3,390	3,560	7,261	6,178
Other interest-earning assets	9	118	17	359
Total interest and dividend income	15,120	15,973	31,050	31,379

Interest expense:
Deposits	3,644	4,359	7,469	9,332
Borrowings	1,933	1,706	3,883	3,108
Total interest expense	5,577	6,065	11,352	12,440

Net interest income before provision for loan losses	9,543	9,908	19,698	18,939

Provision for loan losses	675	651	1,215	835

Net interest income after provision for loan losses	8,868	9,257	18,483	18,104

Non-interest income:
Net gain on sales of loans	238	-	363	-
Net gain on sales of securities	461	-	461	8
Fee income on depositors’ accounts	1,162	1,156	2,269	2,233
Wealth management income	212	136	344	286
Income from bank-owned life insurance	340	95	654	145
Other income	182	187	355	421
Total non-interest income	2,595	1,574	4,446	3,093

Non-interest expense:
Salaries and benefits	4,615	4,199	9,279	8,240
Occupancy expenses	641	578	1,306	1,087
Marketing expenses	414	441	756	799
Data processing expenses	797	815	1,641	1,534
Professional fees	295	372	718	815
Merger related expenses	1,161	-	1,161	-
FDIC insurance assessments	890	164	1,230	185
Other expenses	1,217	981	2,094	2,066
Total non-interest expense	10,030	7,550	18,185	14,726

Income before income taxes	1,433	3,281	4,744	6,471

Income tax expense	873	1,272	2,061	2,496

Net income	$560	$2,009	$2,683	$3,975

Earnings per share:
Basic	$0.04	$0.12	$0.17	$0.24
Diluted	$0.04	$0.12	$0.17	$0.24

Weighted average shares outstanding (1):
Basic	15,181	16,482	15,443	16,474
Diluted	15,194	16,526	15,457	16,516

(1) Prior period basic and diluted share data were revised in accordance with the provisions of FSP EITF 03-6-1  "Determining Whether Instruments Issued in Share-Based Payment Transaction are Participating Securities" which require that share-based compensation awards that qualify as participating securities (entitled to receive non-forfeitable dividends) be included in basic EPS using the two-class method.  This revision had no impact on earnings per share as previously reported.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Jun. 30		Mar. 31	Dec. 31		Sep. 30	Jun. 30
	2009		2009	2008		2008	2008

Operating Results:
Net interest income	$9,543		$10,155	$10,336		$10,536	$9,908
Loan loss provision	675		540	367		644	651
Non-interest income	2,595		1,851	394	(5)	1,733	1,574
Non-interest expenses	10,030	(1)	8,155	8,158		7,806	7,550
Net income	560		2,123	959		2,364	2,009

Performance Ratios (annualized):
Return on average assets	0.18	% (2)	0.68%	0.31	% (6)	0.77%	0.68%
Return on average equity	1.03	% (2)	3.85%	1.71	% (6)	4.22%	3.52%
Net interest margin	3.27%		3.39%	3.46%		3.56%	3.46%
Non-interest income to average total assets	0.85%		0.59%	0.13	% (7)	0.57%	0.53%
Non-interest expense to average total assets	3.27	% (3)	2.61%	2.63%		2.55%	2.55%
Efficiency ratio (4)	87.68	% (3)	68.64%	67.47%		63.62%	65.76%

Per Share Data:
Diluted earnings per share	$0.04		$0.14	$0.06		$0.15	$0.12
Book value per share	$13.15		$13.18	$13.01		$12.69	$12.76
Market price at period end	$13.82		$13.09	$15.14		$14.85	$11.17

Risk Profile
Equity as a percentage of assets	17.25%		17.50%	18.03%		18.19%	18.66%
Net charge-offs to average loans outstanding	0.20%		0.03%	0.23%		0.19%	0.06%
Non-performing assets as a percent of total assets	0.48%		0.41%	0.46%		0.29%	0.39%
Non-performing loans as a percent of total loans, gross	0.62%		0.50%	0.55%		0.38%	0.48%
Allowance for loan losses as a percent of total loans, gross	1.03%		1.02%	0.95%		0.97%	0.95%
Allowance for loan losses as a percent of non-performing loans	167.99%		201.43%	171.98%		254.48%	197.39%

Average Balances
Loans	$860,882		$869,580	$862,814		$865,053	$845,304
Securities	283,005		313,799	314,251		306,499	288,502
Total interest-earning assets	1,168,308		1,198,040	1,193,421		1,185,244	1,146,397
Total assets	1,226,214		1,251,225	1,240,215		1,225,250	1,183,627
Deposits	803,425		785,313	775,853		765,797	761,990
FHLBB advances	164,955		204,501	213,451		214,005	170,052
Capital	216,503		220,683	224,785		224,015	228,241

Average Yields/Rates (annualized)
Loans	5.45%		5.54%	5.79%		5.93%	5.82%
Securities	4.79%		4.93%	5.15%		5.07%	4.94%
Total interest-earning assets	5.18%		5.32%	5.57%		5.67%	5.57%

Savings accounts	1.14%		1.09%	1.30%		1.29%	1.14%
Money market/NOW accounts	1.21%		1.31%	1.65%		1.63%	1.60%
Certificates of deposit	2.96%		3.13%	3.38%		3.41%	3.62%
FHLBB advances	4.13%		3.40%	3.52%		3.66%	3.77%
Total interest-bearing liabilities	2.51%		2.54%	2.80%		2.84%	2.90%

(1) Includes $1.2 million in acquisition related expenses and a $538,000 special FDIC insurance assessment.
(2) Exclusive of the $1.2 million in acquisition related expenses and a $312,000 (after tax) special FDIC insurance assessment, the return on average assets and average equity would have been 0.66% and 3.76%, respectively.
(3) Exclusive of the $1.2 million in acquisition related expenses and a $538,000 special FDIC insurance assessment, non-interest expense to average total assets would have been 2.72% and the efficiency ratio would have been 72.83%.
(4) Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5) Includes $1.4 million other-than-temporary impairment ("OTTI") charge on certain securities in our investment portfolio.
(6) Exclusive of a $1.4 million other-than-temporary impairment charge and related tax effect of $550,000 on certain investment securities, the return on average assets and average equity would have been 0.58% and 3.18%, respectively.
(7) Exclusive of the $1.4 million other-than-temporary impairment charge, non-interest income to average total assets would have been 0.57%.